Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports First Quarter 2017 Results

•	Q1 2017 net income and EBITDA of $10 million and $48 million, respectively

•	Q1 2017 Cost Transformation improvements of $7 million achieved; solidly on-track for $30 million in 2017

•	Net income and EBITDA anticipated at high-end of 2017 guidance

•	Raising Cash Flow from Operations and Free Cash Flow guidance by $10 million
JACKSONVILLE, Fla., May 1, 2017 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported first quarter 2017 net income of $10 million, or $0.15 per diluted common share compared to $21 million, or $0.49 per diluted common share in 2016. First quarter 2017 pro forma net income was $10 million, or $0.15 per diluted common share, compared to $15 million, or $0.36 per diluted common share in 2016. Pro forma net income results for 2016 are adjusted primarily for the gain on debt extinguishment. Additionally, the 2017 earnings per diluted common share amount reflects the impact of the Mandatory Preferred Stock issuance in the third quarter of 2016.
“We are off to a strong start in 2017. Our continued focus on costs and operational excellence drove another quarter of solid results,” said Paul Boynton, Chairman, President and Chief Executive Officer. “We have now delivered over $90 million of cost transformation improvement against our 4-year, $140 million cost objective and remain solidly on track to deliver the full $30 million cost savings target in 2017.”
First Quarter Operating Results
First quarter 2017 sales were $201 million compared to $218 million in the prior year, a decrease of $17 million or 8 percent. The decrease in net sales was driven by a 5 percent decline in cellulose specialties sales prices and lower commodity product volumes. Lower cellulose specialties sales prices reflect a higher mix of lower priced cellulose specialties volumes. However, we continue to anticipate a 3 percent to 4 percent cellulose specialties decline over the full year. Commodity sales volumes were lower as a result of the timing of customer orders. We expect commodity volumes to end the year higher than 2016.
First quarter 2017 operating income was $26 million, $6 million less than 2016 operating income. First quarter 2017 results reflect lower cellulose specialties prices and commodity product sales volume, partially offset by lower production costs driven primarily by the Company’s performance against its Cost Transformation goal. Selling, general and administrative costs increased primarily due to higher stock compensation expense.
During the first quarter 2017, the Company realized approximately $7 million in cost improvements against its Cost Transformation target of $30 million, primarily due to savings in supply chain, energy, management and wood optimization.
Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $8 million for 2017, comparable to the prior year as a result of lower outstanding debt offset by higher LIBOR interest rates on floating rate debt.
Income Tax Expense
The year-to-date effective tax rate was 45.3 percent, compared to 34.9 percent during the prior year period. Our current period effective tax rate reflects the accounting impact of the write-off of the deferred tax asset associated with its 2014 employee incentive stock grant, which did not vest.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Cash Flows and Liquidity
The Company generated operating cash flows of $38 million and adjusted free cash flows of $24 million in the period. Year to date, the Company reduced debt by $2 million, to $781 million. Net debt was reduced $22 million to $444 million. As a result of strong adjusted free cash flows, the Company ended the first quarter with $345 million of cash and $574 million of total liquidity, including $229 million available under the revolving credit facility after taking into account outstanding letters of credit.
Outlook
Cellulose specialties end-use markets remain mixed. Demand growth for cigarette filter tow, the largest end-use of our acetate products, is anticipated to be flat while other acetate end-uses offer new potential opportunities. Ethers, tire cord and filtration end-use markets continue to improve, providing opportunities for greater volume growth. Foreign competitors continue to benefit from weak global currencies relative to the U. S. dollar, which have more recently stabilized. Given these market conditions, we continue to focus on our strategic objectives to reduce cost, improve competitiveness and diversify product offerings.
As previously announced, we expect 2017 cellulose specialties prices to decline 3 to 4 percent reflecting a shift in our cellulose specialties mix as well as lower acetate prices. Cellulose specialties sales volumes are expected to be relatively flat compared to 2016. In addition we now anticipate to achieve the full $30 million of cost improvements. As a result, we expect net income and EBITDA at the high-end of our initial guidance of $41 to $48 million and of $190 to $200 million, respectively. We are increasing our guidance for cash flows by $10 million. Cash flow from operations and adjusted free cash flows are anticipated to be $150 to $160 million and $90 to $100 million, respectively. We anticipate capital expenditures of approximately $60 million, including our investment in the LignoTech Florida project.
“The strong results delivered in the first quarter along with the continued progression of our Cost Transformation initiative gives us confidence that we will deliver full year results at the high-end of our previous guidance,” Boynton concluded. “We also continue to make positive and meaningful progress on our other three growth initiatives: Market Optimization, New Products and Acquisitions. Combined, the four growth pillars will drive the business forward and deliver shareholder value.”
Conference Call Information
Rayonier Advanced Materials will host a conference call on Tuesday, May 2, 2017 at 10 a.m. EDT to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the Company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. The replay of the teleconference will be available one hour after the call ends until 6:00 p.m. EDT on Tuesday, May 16, 2017. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13660622.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 90 years, resulting in unique properties and very high quality and consistency. The Company’s facilities have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 80 ports around the world, serving customers in 35 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, pro forma operating income, pro forma net income, pro forma EBITDA and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules C - E of this earnings release.
We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
March 25, 2017 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 25,	December 31,	March 26,
	2017	2016	2016
Net Sales
Cellulose specialties	$157	$182	$165
Commodity products and other	44	49	53
Total Net Sales	201	231	218
Cost of Sales	(165)	(189)	(178)
Gross Margin	36	42	40
Selling, general & administrative expenses	(9)	(12)	(7)
Other operating expense, net	(1)	(4)	(1)
Operating Income	26	26	32
Interest and other expense, net	(8)	(9)	(9)
Gain on debt extinguishment	—	—	9
Income Before Income Taxes	18	17	32
Income tax expense	(8)	(6)	(11)
Net Income Attributable to Rayonier Advanced Materials Inc.	$10	$11	$21

Mandatory convertible stock dividends	(3)	(4)	—
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$7	$7	$21

Earnings Per Share of Common Stock
Basic earnings per share	$0.15	$0.19	$0.50
Diluted earnings per share	$0.15	$0.18	$0.49

Pro forma net income per share (a)	$0.15	$0.18	$0.36

Shares Used for Determining
Basic EPS	42,348,148	42,337,729	42,205,767
Diluted EPS	43,096,360	43,012,003	42,272,536

(a)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 25, 2017 (Unaudited)
(millions of dollars)

	March 25, 2017	December 31, 2016
Assets
Cash and cash equivalents	$345	$326
Other current assets	202	193
Property, plant and equipment, net	787	801
Other assets	95	102
	$1,429	$1,422
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$10	$9
Other current liabilities	125	117
Long-term debt and capital lease obligations	771	774
Non-current liabilities for disposed operations	138	139
Other non-current liabilities	169	171
Total stockholders’ equity	216	212
	$1,429	$1,422

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
March 25, 2017 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 25, 2017	March 26, 2016
Cash Provided by Operating Activities:
Net income	$10	$21
Depreciation and amortization	22	22
Increase in liabilities for disposed operations	—	2
Other items to reconcile net income to cash provided by operating activities	(2)	4
Changes in working capital and other assets and liabilities	8	25
	38	74
Cash Used for Investing Activities:
Capital expenditures	(14)	(20)
	(14)	(20)
Cash Provided by (Used for) Financing Activities:
Changes in debt	(2)	(45)
Dividends paid - preferred stock	(3)	—
	(5)	(45)
Cash and Cash Equivalents:
Change in cash and cash equivalents	19	9
Balance, beginning of year	326	101
Balance, end of period	$345	$110

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 25, 2017 (Unaudited)
(millions of dollars)

	Three Months Ended
EBITDA (a):	March 25, 2017	March 26, 2016
Net Income	$10	$21
Depreciation and amortization	22	22
Interest expense, net	8	9
Income tax expense	8	11
EBITDA	$48	$63

Gain on debt extinguishment	—	(9)
Pro Forma EBITDA	$48	$54

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. We define pro forma EBITDA as EBITDA before gain on debt extinguishment. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

	Three Months Ended
Adjusted Free Cash Flows (b):	March 25, 2017	March 26, 2016
Cash provided by operating activities	$38	$74
Capital expenditures	(14)	(20)
Adjusted Free Cash Flows	$24	$54

(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	March 25, 2017	December 31, 2016
Current maturities of long-term debt	10	9
Long-term debt & capital lease obligation	771	774
Total debt	781	783
Original issue discount and debt issuance costs	8	9
Cash and cash equivalents	(345)	(326)
Adjusted Net Debt	444	466

(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 25, 2017 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 25, 2017		December 31, 2016		March 26, 2016
Pro Forma Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income	$10	$0.15	$11	$0.18	$21	$0.49
Gain on debt extinguishment	—	—	—	—	(9)	(0.21)
Tax effects of Pro Forma adjustments	—	—	—	—	3	0.08
Pro Forma Net Income	$10	$0.15	$11	$0.18	$15	$0.36

(a)	Pro forma net income is defined as net income adjusted net of tax gain on debt extinguishment. Pro forma net income are not necessarily indicative of results that may be generated in future periods.

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
March 25, 2017 (Unaudited)

	Three Months Ended
	March 25, 2017	March 26, 2016
Sales Volume, thousands of metric tons
Cellulose specialties	107	106
Commodity products	59	75
Total	166	181

Average Sales Price, $ per metric ton
Cellulose specialties	$1,473	$1,555
Commodity products	$718	$680

D

Rayonier Advanced Materials Inc.
Reconciliation of Guided Non-GAAP Measures
March 25, 2017 (Unaudited)
(millions of dollars, except per share information)

The following schedules include non-GAAP measures related to management’s performance expectations for the future. While we believe these forward-looking statements are reasonable when made, they are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements.
Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes; however, we do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. As such, we provide reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

	Minimum	Maximum
2017 Net Income Guidance	$41	$48
Income tax expense (a)	23	26
Interest expense, net	37	37
Depreciation and amortization	89	89
2017 EBITDA Guidance	190	200

(a)	Income tax expense for the full year 2017 is based on an expected effective tax rate of approximately 35.5 percent.

	Minimum	Maximum
2017 Operating Cash Flows Guidance	$150	$160
Capital expenditures	(60)	(60)
2017 Adjusted Free Cash Flows Guidance	90	100

E